UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2020

EXPEDIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37429	20-2705720
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Expedia Group Way W.

Seattle, Washington 98119

(Address of Principal Executive Offices, and Zip Code)

(206) 481-7200

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	EXPE	The Nasdaq Global Select Market
Expedia Group, Inc. 2.500% Senior Notes due 2022	EXPE22	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 7.01. Regulation FD Disclosure

Booking Trends

Following a period of unprecedented declines in bookings due to the outbreak of the COVID-19 pandemic, the year-over-year declines in gross bookings for Expedia Group, Inc.’s (“Expedia Group” or the “Company”) lodging business, excluding cancellations, moderated to approximately 45% in June compared to a decline of approximately 85% in the second half of March and in April. In addition, after a significant increase in cancellation rates during late March and early April as COVID-19 spread globally, cancellation rates moderated and have remained stable through June. Cancellation rates, however, remain higher than pre-COVID levels.

Vrbo, Expedia Group’s alternative accommodation business, has been the largest contributor to the improved booking trends. Vrbo’s gross bookings, excluding cancellations, increased significantly year-over-year in May and June due to its strong inventory position in whole-home alternative accommodations in drive-to destinations, which has been one of the first segments of travel to recover.

Despite the recent improvement in booking trends, it remains difficult to predict the duration of the impact from the virus going forward, and there continues to be ongoing risk, including if there is a reacceleration in COVID-19 cases that leads to further travel restrictions.

Costs

Earlier this year, Expedia Group announced plans to implement $300-$500 million in run-rate annual cost savings by driving efficiency across several areas of the business. Those efforts began prior to the onset of COVID-19, and since the virus began, the Company has accelerated execution on cost opportunities and is pursuing additional savings in several areas. Expedia Group now expects to exceed $500 million in annual run-rate savings, and continues to evaluate opportunities to further reduce costs. The Company is also progressing on initiatives to improve variable costs, including through improved marketing efficiency, that are expected to benefit profitability as the business returns to more normalized booking levels.

In addition, Expedia Group expects incremental run-rate cash savings from these cost initiatives related to capital expenditures, including lower capitalized software development costs.

Liquidity

As a result of the improved booking trends and decline in cancellation rates, the Company’s deferred merchant booking balance declined modestly in May compared to April and had modestly increased by mid-June compared to the end of May. Similarly, the decline in Expedia Group’s cash balance slowed in May compared to April and further moderated in June.

Deferred merchant bookings is estimated as of June 15, 2020. Financial statements for June 2020 and the second quarter of 2020 have not been finalized.

The information in this Item 7.01 is being furnished and shall not be deemed incorporated by reference into any other filing with the Securities and Exchange Commission, except as shall be expressly set forth by specific reference in such a filing.

Forward Looking Statements

This report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements are based on assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict, including the Risk Factors identified in the Company’s most recently filed annual report on Form 10-K, the Company’s most recently filed quarterly report on Form 10-Q for the quarter ended March 31, 2020 and Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on April 23, 2020 (File No.: 20809410). The use of words such as “believe,” “estimate,” “expect” and “will,” or the negative of these terms or other similar expressions, among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, readers should carefully review the reports and documents the Company files or furnishes from time to time with the Securities and Exchange Commission, particularly its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPEDIA GROUP, INC.

Dated: July 6, 2020	By:	/s/ Robert J. Dzielak
Robert J. Dzielak
Chief Legal Officer and Secretary